Exhibit 2 of Form 8-K


FOR IMMEDIATE RELEASE

April 21, 1998

SERVICEMASTER ACHIEVES 15 PERCENT EPS GROWTH FOR
FIRST QUARTER

DOWNERS GROVE, Illinois -- ServiceMaster (NYSE:SVM) today reported record first quarter revenues of $982 million, up 20 percent over first quarter 1997, reflecting solid growth from base operations and acquisitions. Net income of $29 million was up slightly compared with pro forma 1997 results, with diluted earnings per share increasing 15 percent to $.15 and basic earnings per share increasing 23 percent to $.16.

Revenue growth for the quarter reflects the addition of ServiceMaster Employer Services, which the Company formed through an acquisition of a professional employer organization in August 1997. This had a significant impact on revenues, but did not affect profits materially. While reported operating margins were 7.1 percent, operating margins excluding Employer Services increased 60 basis points to 7.8 percent. Results also reflect the April 1997 repurchase by ServiceMaster of Waste Management's 19 percent ownership interest (40.7 million shares on a post-split basis) in ServiceMaster. This transaction increased interest expense and reduced shares outstanding.

"We are pleased with the overall strength of our first quarter performance. Positive response to marketing initiatives, favorable demographic trends and high levels of customer satisfaction create exciting growth opportunities and ongoing momentum for ServiceMaster. Our enterprise's consistent growth for 109 straight quarters reflects the value of our diverse network of services and commitment to quality." said ServiceMaster President and Chief Executive Officer Carlos H. Cantu.

ServiceMaster Consumer Services, which accounted for 68 percent of the Company's 1997 operating income, achieved excellent double-digit growth in both revenues and profits. Each company in the segment posted double-digit profit increases and the segment as a whole benefited from improving margins, controlled overhead spending, and favorable weather conditions. TruGreen-ChemLawn reported outstanding results. Positive preseason marketing results, early-Spring production, and greater operating efficiencies created strong momentum for this unit. Terminix had very strong revenue and profit growth, reflecting solid increases in termite completions and renewals, improved efficiencies, strong pest control results, and successful integration of tuck-in acquisitions. American Home Shield achieved strong revenue increases and superb profit growth, with solid continued gains in all aspects of the business. The performance of the Company's franchise operations was also strong.

ServiceMaster Management Services reported modest revenue growth, with profits below the prior year. The Healthcare unit achieved modest increases in revenue, with lower profits partially attributable to investments in the business and transitional factors in the industry. Profitability in the Education sector increased as a result of operating efficiencies and improved customer retention, with revenues unchanged from 1997. The Business & Industry Group posted modest revenue increases.

ServiceMaster serves more than 9 million customers in the United States and in 38 countries around the world, with annual customer level revenue of $5.6 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management Services.

ServiceMaster Consumer Services now includes eight marketleading companies-- TruGreen-ChemLawn, Terminix, American Home Shield, Rescue Rooter, ServiceMaster Residential and Commercial Services, Merry Maids, AmeriSpec and Furniture Medic-
- which operate through the ServiceMaster Quality Service Network of approximately 5,800 U.S. company-owned locations and franchised businesses.

ServiceMaster Management Services is the leading facilities management company serving health care, education, and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy. This segment includes ServiceMaster Diversified Health Services, which provides development and management services for subacute, rehabilitation, home health, long-term care, senior living and pharmacy programs.

In accordance with the Private Securities Litigation Reform Act of 1995, the Company notes that statements that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Factors which could cause actual results to differ materially include the following (among others): weather conditions adverse to certain of the Company's Consumer Services businesses, the entry of additional competitors in any of the markets served by the Company, labor shortages, consolidation of hospitals in the healthcare market, the condition of the U.S. economy, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission.


THE SERVICEMASTER COMPANY
Consolidated Statements of Income
(In thousands, except per share data)


                                                Three Months Ended
                                                      Mar. 31,
                                                  1998        1997
                                               ----------  ----------
Operating Revenue                             $  981,788  $  817,136

Operating Costs and Expenses:

Cost of services rendered and products sold      794,797     657,145
Selling and administrative expenses              117,218     101,391
                                               ----------  ----------
Total operating costs and expenses               912,015     758,536
                                               ----------  ----------
Operating Income                                  69,773      58,600

Non-operating Expense (Income):

Interest expense                                  24,095      10,392
Interest and investment income                    (3,435)     (2,567)
Minority interest                                      -       2,148
                                               ----------  ----------
Income before Income Taxes                        49,113      48,627
Provision for income taxes
   (pro forma in 1997, see note 1)                19,843      19,645
                                               ----------  ----------
Net Income (pro forma in 1997, see note 1)    $   29,270  $   28,982
                                               ==========  ==========

 Per share (1 and 2):
   Basic (pro forma in 1997, see note 1)           $0.16       $0.13
                                               ==========  ==========
   Diluted (pro forma in 1997, see note 1)         $0.15       $0.13
                                               ==========  ==========
Cash Distributions Per Share                       $0.12       $0.11
                                               ==========  ==========
Price Range Per Share:
 High Price                                       $29.44      $18.50
 Low Price                                        $24.75      $16.38
---------------------------------------------------------------------
Notes:

1. The Company converted from partnership to corporate form on December 26, 1997. However, the results shown above for the period ended March 31, 1997 have been restated to adjust the actual historical information for that period to a basis that assumes that reincorporation had occurred as of the beginning of that year. Actual net income, as previously reported (i.e.
   excluding the effects of pro forma federal and state income taxes), was $46,860 (basic and diluted net income per share was $.22 and $.21, respectively).

2. The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires the dual presentation of basic and diluted earnings per share. Basic earnings per share replaces the previously required presentation of primary earnings per share. All share and per share data reflect the three-for-two share split in June 1997.
----------------------------------------------------------------------


THE SERVICEMASTER COMPANY
Condensed Consolidated Balance Sheets
(In thousands)
                                                        As Of
                                                 Mar. 31,    Dec. 31,
                       Assets                      1998        1997
Current Assets:                                 ----------  ----------
  Cash and marketable securities, including
    cash and cash equivalents
    of $32,860 and $64,876, respectively       $   97,319  $  124,124
  Receivables, net of allowances                  315,371     299,138
  Inventories and other current assets            249,572     170,822
                                                ----------  ----------
    Total current assets                          662,262     594,084
                                                ----------  ----------
  Intangible assets, primarily trade names and
    goodwill, net of accumulated amortization   1,692,702   1,563,309
  Property and equipment, net of accum. deprec.   182,769     158,270
  Notes receivable, l-t securities, and other     160,498     159,561
                                                ----------  ----------
    Total assets                               $2,698,231  $2,475,224
                                                ==========  ==========
               Liabilities and Equity
  Current liabilities                          $  627,132  $  558,177
  Long-term debt                                1,379,936   1,247,845
  Other long-term obligations                     142,296     144,764
  Shareholders' equity                            548,867     524,438
                                                ----------  ----------
    Total liab. and shareholders' equity       $2,698,231  $2,475,224
                                                ==========  ==========



Condensed Consolidated Statements of Cash Flows
(In thousands)                                    Three Months Ended
                                                       March 31,
                                                   1998        1997
                                                ----------  ----------
Cash and Cash Equivalents at January 1         $   64,876  $   72,009

Cash Flows from Operations:
Net Income                                         29,270      46,860
Adjustments to reconcile net income to net
 cash flows from operations:
  Depreciation                                     11,639      10,972
  Amortization                                      9,598       7,428
  Change in working capital, net of acquisitions  (40,425)    (36,152)
  Other, net                                        2,503       1,320
                                                ----------  ----------
Net Cash Provided from Operations                  12,585      30,428
                                                ----------  ----------
Cash Flows from Investing Activities:
  Business acquisitions, net of cash acquired    (106,481)    (96,405)
  Property additions                              (23,354)    (12,970)
  Payments to sellers of acquired businesses       (3,757)     (1,062)
  Notes receivable and financial investments       (1,012)     (1,558)
  Sale of equipment and other assets                  748         553
  Net purchases of investment securities             (639)       (763)
                                                ----------  ----------
Net Cash Used for Investing Activities           (134,495)   (112,205)
                                                ----------  ----------
Cash Flows from Financing Activities:
  Long-term borrowings, net                       123,242     100,785
  Payment of borrowings and other obligations (10,586) (14,618) Distributions to shareholders
    and shareholders' trust                       (22,124)    (24,815)
  Purchase of ServiceMaster shares                 (4,018)    (10,151)
  Proceeds from employee share option plans         1,990       1,957
  Distributions to holders of minority interests        -        (208)
  Other                                             1,390           -
                                                ----------  ----------
Net Cash Provided from Financing Activities        89,894      52,950
                                                ----------  ----------
Cash Decrease during the Period                   (32,016)    (28,827)
                                                ----------  ----------
Cash and Cash Equivalents at March 31          $   32,860  $   43,182
                                                ==========  ==========